State of Delaware
                        Office of the Secretary of State


     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY "NAMIBIAN COPPER MINES, INC." IS DULY INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE AND IS IN GOOD STANDING AND HAS A LEGAL CORPORATE EXISTENCE SO FAR AS THE RECORDS OF THIS OFFICE SHOW, AS OF THE NINTH DAY OF JULY, A.D. 1999.

     AND I DO HEREBY FURTHER CERTIFY THAT THE FRANCHISE TAXES HAVE BEEN PAID TO DATE.



2211179         8300
991279817
                                   [SEAL]
                                                             /S/ Edward J. Freel
                                                             -------------------
                                             Edward J. Freel, Secretary of State

                                                 AUTHENTICATION:         9854625

                                                           DATE:        07-09-99